Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of January 1, 2024 (the “Effective Date”), by and between BCB BANCORP, INC. (the “Company”), a New Jersey corporation, and BCB COMMUNITY BANK, a New Jersey state‑chartered bank (the “Bank”),  and MICHAEL SHRINER (“Executive”).

WHEREAS, the Company and the Bank desire to employ the Executive and the Executive is willing to serve on the terms and conditions herein provided; and,

WHEREAS,  in order to effect the foregoing, and to set forth the rights and responsibilities of Executive and the compensation payable to Executive, the parties hereto desire to enter into this employment agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES

During the term of this Agreement, Executive agrees to serve as Chief Executive Officer and President of the Company and the Bank (the “Executive Position”), and will perform all duties and will have all powers associated with such position as set forth in the respective bylaws of the Company and the Bank,  and otherwise assigned to him by the Board of Directors of the Company or the Bank (collectively, the “Board”).  Executive shall be responsible for compliance with all regulations governing the operation  of the Company and the Bank, and if appointed by the Board or elected by the Company’s shareholders, shall serve as a member of the Board and upon any committees thereof as requested by the Board.  During the term of the Agreement, Executive also agrees to serve, if elected, as a director of the Company and the Bank and as an officer and/or director of any subsidiary or affiliate of the Company or the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office. Executive shall also have the duties set forth in Section 3 hereof.

2. TERM AND ANNUAL REVIEW

(a) Term.  Unless terminated at an earlier date in accordance with Section 6 of this Agreement, the term of this Agreement shall be the period commencing on the Effective Date and ending December 31, 2026 (the “Term”).

(b) Annual Review.  Prior to April 1 of each year of the Term, the Compensation Committee (the “Committee”) of the Board will conduct a comprehensive performance evaluation and review of Executive’s performance.

(c) Continued Employment Following Expiration of Term.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

Exhibit 10.2

3. PERFORMANCE OF DUTIES

During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the Board.  Notwithstanding the preceding sentence, subject to the prior approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Company or the Bank or any other affiliates of the Bank, or present any conflict of interest.  If in its sole discretion the Board deems such service to and participation in any such outside organizations to be for the benefit of the Bank, the Bank will reimburse Executive his reasonable expenses associated therewith, to the extent Executive’s expenses are not reimbursed by such organizations.

4. COMPENSATION, BENEFITS AND REIMBURSEMENT

(a) Base Salary.  The Bank agrees to pay or cause to be paid to Executive for Executive’s services an annual base salary at the gross rate prior to taxes and other withholdings of $675,000.00 (“Base Salary”).  This Base Salary shall be subject to annual review and adjustment pursuant to Section 2(b). If Executive’s Base Salary increases, pursuant to the above annual review, any such increased amounts shall be considered the Executive’s Base Salary for all sections of this Agreement. Such Base Salary will be payable in accordance with the customary payroll practices of the Bank.

(b) Annual Bonus.  The Bank under the direction of the Compensation Committee may pay or cause to be paid to Executive an annual cash incentive bonus pursuant to the terms of the Bank’s Incentive Bonus Program.  Any such bonus shall be paid at such time or times and in such manner as directed by the Compensation Committee jointly during the term of this Agreement.

(c) Incentive Compensation.  Executive shall be entitled to participate in the Company’s equity incentive plans as well as any other long-term incentive compensation plans and short-term incentive plans or arrangements of the Bank or the Company, in the Company or Bank’s discretion.  Any incentive compensation will be paid in accordance with the terms of such plans or arrangements, or on a discretionary basis by the Compensation Committee.  Nothing paid to the Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(d) Benefit Plans.  Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and executives of the Company or the Bank.  Without limiting the generality of the foregoing provisions of this Section 4(d), Executive will be entitled to participate in any stock benefit plans, retirement plans, pension plans, profit‑sharing plans, health‑and‑accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

Exhibit 10.2

(e) Health, Dental, Life and Disability Coverage.  The Bank shall provide Executive with life, medical, dental and disability coverage made available by the Bank to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such coverage.

(f) Vacation and Leave.    Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a fiscal or calendar year basis, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives.  Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(g) Expense Reimbursements.  The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank.  All reimbursements pursuant to this Section 4(g) shall be paid promptly by the Bank.

(h) Automobile Allowance.  During the term of his employment, the Executive shall be entitled to a monthly automobile allowance in an amount no more than $2,000 (the “Automobile Allowance”). The Bank Board or the Compensation Committee will review the Automobile Allowance, as needed.

5. WORKING FACILITIES

Executive’s principal place of employment will be at such place as directed by the Board.  The Bank will provide Executive at his principal place of employment with a private office, secretarial and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.

6. TERMINATION AND TERMINATION PAY

Subject to Section 7 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

(a) Death.  Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary will receive the compensation due to Executive through the last day of the calendar month in which his death occurred and vested rights and benefits earned through the date of the Agreement and any expense reimbursements due Executive on the date of his death.

(b) Retirement.  This Agreement will terminate upon Executive’s “Retirement” under the retirement benefit plan or plans of the Bank in which the Executive participates.  Executive will not be entitled to the termination benefits specified in Sections 6 or 7 hereof in the event of termination due to Retirement.

Exhibit 10.2

(c) Disability.  The Company or the Bank may initiate the termination of the Executive’s employment with the Company and the Bank and this Agreement for “Disability” at any time.  In the case of a termination of the Executive’s employment with the Bank on account of Disability, the Executive shall remain entitled to long-term disability benefits pursuant to the Bank’s plans, programs, arrangements and practices (if any). For purposes of this Agreement, “Disability” will occur on the date on which the insurer or administrator of the Bank’s program of long-term disability insurance determines that the Executive is eligible to commence benefits under such insurance.

(d) Termination for Cause.

(i) The Board may by written notice to Executive in the form and manner specified in this paragraph, immediately terminate the Executive’s employment at any time for cause (“Cause”).  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for earned but unpaid Base Salary plus payment and vested benefits and expense reimbursements due through the date of termination.  Termination for Cause shall mean termination (as determined by the Bank in good faith) because of the Executive’s:

(1) material act of fraud or dishonesty in performing Executive’s duties on behalf of the Bank;
(2) willful misconduct or gross negligence that, in the judgment of the Board, will likely cause material economic damage to the Company or the Bank or injury to the business reputation of the Bank;
(3) incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the commercial banking industry);
(4) breach of fiduciary duty;

(5) failure to perform the duties of his employment with the Company and the Bank or any valid and legal written directive of the Board, and the failure to correct such failure within thirty (30) days after receiving written notice from the Bank specifying such failure in detail;

(6) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a regulatory order;

(7) material breach of any provision of this Agreement;

(8)  actions or inactions causing the Company or the Bank to receive a written requirement or direction of a federal or state regulatory agency having jurisdiction over the Company or the Bank that the Executive’s employment with the Company or the Bank be terminated,

Exhibit 10.2

(9) willful engagement in conduct which constitutes a violation of the established written policies or procedures of the bank regarding the conduct of its employees, or any material violation of the Bank’s code of ethics or conduct policies, or

(10) the standard background check being conducted by the Bank at and after the Effective Time discloses activity of Executive prior to the Effective Time that would have permitted the Bank to terminate Executive’s employment pursuant to clauses (1) through (9) above had this Agreement been in effect at the time of such activity.

(ii) Executive’s termination for Cause will not become effective unless the Board has delivered to Executive a copy of a notice of termination in accordance with Section 8(a) hereof.

(e) Voluntary Termination by Executive.  In addition to the Executive’s other rights to terminate employment under this Agreement, the Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board.  Upon Executive’s voluntary termination, the executive will only receive compensation and vested rights and benefits earned through the date of termination along with any expense reimbursements due through such date, unless otherwise agreed by the Company, or the Bank, and the Executive.  Following termination of employment under this Section, the Executive will be subject to the restrictions set forth in Section 9 of this Agreement.

(f) Termination Without Cause.

(i) The Bank may, by written notice to Executive, immediately terminate his employment at any time for a reason other than for cause (a termination “Without Cause”).  Any termination of Executive’s employment, other than Termination for Cause, shall have no effect on or prejudice the vested rights of Executive under the Bank’s qualified or non‑qualified retirement, pension, savings, thrift, profit‑sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii) In the event of termination Without Cause under this Section 6(f), the Bank shall pay Executive or, in the event of Executive’s subsequent death, Executive’s estate, $675,000.00. Such payment shall be payable within thirty (30) days following Executive’s date of termination, and will be subject to applicable withholding taxes.

(g) Termination and Board Membership.  To the extent Executive is a member of the board of directors of the Company or the Bank, or any of its affiliates and subsidiaries, on the date of termination of employment with the Bank, unless mutually agreed, said termination of employment shall be deemed automatic resignation by Executive from any and all of the boards of directors, and such resignation will not be conditioned upon any event or payment.

Exhibit 10.2

7. CHANGE IN CONTROL

(a) Change in Control Defined.  For purposes of this Agreement, a “Change in Control” shall mean a change in the effective control of the Company or Bank, and shall be deemed to occur on the earliest of any of the following events:

(i) MERGER:  The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result (A) less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation; and (B) the directors of the Company and the Bank prior to such merger or consolidation do not constitute at least a majority of the Board of Directors of the Company and the Bank or the entity that directly or indirectly controls them after such merger or consolidation;

(ii) ACQUISITION OF SIGNIFICANT SHARE OWNERSHIP:  There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(D) or 14(D) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 50% or more of a class of the Company’s voting securities; or

(iii) SALE OF ASSETS: The Company sells to a third party all or substantially all of its assets.

(b) Post-Change In Control Termination Benefits.    Subject to (i) the Executive’s timely execution and filing of a Release in accordance with Section 10(b), (ii) the expiration of any applicable waiting periods contained herein, and (iii) the provisions of this Section 7, the Bank shall provide the Executive with the payments and benefits set forth in this Section 7, in lieu of severance payments or benefits under Section 6, if, during the Term and concurrent with or within twelve (12) months after a Change of Control, either (A) the Company or the Bank terminates the Executive’s employment with the Bank and this Agreement other than pursuant to paragraphs (a), (c) or (d) of Section 6, or (B) the Executive terminates his employment with the Bank and this Agreement for Good Reason pursuant Section 7(d), the Bank (or its successor) shall pay Executive a lump sum cash payment equal to one and one-half  (1.50) times an amount equal to (i) the annual Base Salary of the Executive at the time of a Change in Control plus (ii) the bonus paid to the Executive during the most recent prior year in which he received a bonus. Such payment shall be payable within thirty (30) days following the date of the Change in Control, and will be subject to all applicable withholding taxes.  Notwithstanding the foregoing, the cash payment made pursuant to this Section 7(b) shall be made in lieu of any cash payments which may be subsequently triggered pursuant to Section 6 hereof.

(c) 280G Cutback.    Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement, either as a stand‑alone benefit or when aggregated with other payments to, or for the benefit of, Executive that are contingent on a Change in Control, constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code (“Code”) or any successor thereto, and in order to avoid such a result, Executive’s benefits hereunder shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G.  In the event a reduction is necessary, the cash severance payable pursuant to this Section 7 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under this Section 7 being non‑deductible pursuant to Code Section 280G and subject to excise tax imposed under Code Section 4999.

(d) Resignation by Executive for Good Reason.  If, during the Term and concurrent with or within twelve (12) months after a Change of Control,  an event of Good Reason occurs, the Executive may initiate the termination of the Executive’s employment with the Company and the Bank on account of such Good Reason event only by, at any time within the ninety (90) day period following the initial occurrence of such event, providing to the Bank Board a written notice of termination specifying the event of Good Reason and notifying the Bank of his intention to terminate his employment with the Company and the Bank upon the Bank’s failure to correct the event of Good Reason within thirty (30) days following receipt of the Executive’s notice of termination.  If the Bank fails to correct the event of Good Reason and provide the Executive with written notice of such correction within such thirty (30) day period, the Executive’s employment with the Bank and this Agreement shall terminate as of the end of such period and the Executive shall be entitled to benefits as provided in this Section 7. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the express written consent of the Executive:

(i) a material reduction in the Executive’s Base Salary;

(ii) a material change in the primary location at which the Executive is required to perform the duties of his employment with the Bank (for this purpose, a change in such location that results in an increase in the Executive’s one-way commute by twenty-five (25) or more miles shall be deemed to be a material change);

(iii) a material diminution in the Executive’s authorities, duties or responsibilities; or

(iv) a material breach by the Company or the Bank of this Agreement or any other written material agreement between the Executive, on the one hand, and any of the Company, the Bank or any other affiliate of the Bank, on the other hand, unless arising from the Executive’s inability to materially perform his duties contemplated hereunder.

8. NOTICE REQUIREMENTS

(a) Notice of Termination.  A “notice of termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon as a basis for termination of Executive’s employment.

(b) Date of Termination.  “Date of termination” shall mean:  (i) if Executive’s employment is terminated for Disability, thirty (30) days after a notice of termination is given (provided that he shall not have returned to the performance of his duties on a full‑time basis during such thirty (30) day period); or (ii) if Executive’s employment is terminated for any other reason, the date specified in the notice of termination.

(c) Good Faith Resolution.  If the party receiving a notice of termination desires to dispute or contest the basis or reasons for termination, the party receiving the notice of termination must notify the other party within thirty  (30) calendar days after receiving the notice of termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 18 of this Agreement.  During the thirty  (30) days after receiving notice of termination and during the pendency of any such dispute, the Bank shall not be obligated to pay Executive compensation or other payments beyond the date of termination.  Any amounts paid to Executive upon resolution of such dispute under this Section shall be offset against or reduce any other amounts which may be due under this Agreement.

(d) Requirements. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered (1) personally; or (2) by a reputable overnight delivery service with all expenses of delivery prepaid, at the address specified for such party below (or such other address as specified by such party by like notice):

If to the Executive:	At the address maintained in the personnel records of the Bank.
If to the Company or the Bank:	9 West 8th Street, Bayonne, New Jersey 07002. Attn: Chairman, Board of Directors, with a copy emailed to mhogan@bcb.bank

9. POST‑TERMINATION OBLIGATIONS

(a) Covenant Not to Compete. The Executive hereby understands and acknowledges that, by virtue of his position with the Bank, he will obtain advantageous familiarity and personal contacts with customers and prospective customers of the Bank, wherever located, and the business, operations, and affairs of the Bank.  Accordingly, during the term of this Agreement and for a period of one (1) year following the termination of his employment with the Bank (including but not limited to by reason of retirement) (“Restriction Period”), the Executive shall not, directly or indirectly, except as agreed to by a duly adopted resolution of the Bank Board,  as owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, engage in the same trade or business as the Bank; provided, however, that this subsection (a) shall not prevent or limit the Executive’s right to own less than one percent (1%) of the publicly traded securities of any entity or less than five percent (5%) of the non publicly traded securities of any entity which is not a financial institution or otherwise similar to the Bank. The Executive acknowledges and agrees that, given the level of trust and responsibility given to him while in the Bank’s employ, and the level and depth of trade secrets and confidential information entrusted to him, any immediately subsequent employment with a competitor would result in the inevitable use or disclosure of the Bank’s trade secrets and confidential information and, therefore, the duration of this year restriction is reasonable and necessary to protect against such inevitable disclosure.

The restrictions on the activities of the Executive contained in this Section 9 shall be limited to the following geographical areas:  within a 25 mile radius of any branch or office of the Bank as of the date of Executive’s termination of employment, provided, however, that if Executive’s termination of employment occurs within twelve (12) months after a Change in Control, the geographic limitation under this section shall be the area as determined as of the date immediately prior to such Change in Control.

(b) Non‑Solicitation. The Executive agrees that during the Restriction Period, Executive shall not, without the written consent of the Bank, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or the Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever which competes with the business of the Bank, or any of its direct or indirect subsidiaries or affiliates, which has headquarters or offices within twenty‑five (25) miles of any location(s) in which the Bank has business operations or has filed an application for regulatory approval to establish business operations; or

(ii) solicit, provide any information, advice or recommendation, or take any other action intended (or that reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(c) Confidentiality.  Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Company and the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Company and the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Company or the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company or the Bank.  Further, Executive may disclose information regarding the business activities of the Company and the Bank to any bank regulator having regulatory jurisdiction over the activities of the Company or the Bank pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Company and the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.

(d) Information/Cooperation.  Executive shall, upon reasonable notice, furnish such information and assistance to the Company and the Bank as may be reasonably requested by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Company or the Bank or any other subsidiaries or affiliates.

(e) Reliance.  All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9, to the extent applicable.  The parties hereto, recognizing that irreparable injury will result to the Company and the Bank, their business and property in the event of Executive’s breach of this Section 9, agree that, in the event of any such breach by Executive, the Company and the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive.  Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Company and the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing in this Agreement will be construed as prohibiting the Company and the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

10. SOURCE OF PAYMENTS/RELEASE
(a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

(b) Notwithstanding anything to the contrary in this Agreement, Executive shall not be entitled to any payments or benefits (excluding reimbursements) under this Agreement unless and until Executive executes an unconditional release, in form and substance satisfactory to the Bank, of any claims against the Company or the Bank, and its affiliates, including its officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship other than claims for benefits under tax‑qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.

11. CLAWBACK AND FORFEITURE.  Notwithstanding any other provision to the contrary contained herein, the Executive and his estate or other beneficiaries shall forfeit all rights to receive or retain all payments and benefits provided, and shall reimburse the Bank for all such payments and benefits received, pursuant to Sections 4, 6 and 7, if:

(a) Executive breaches any of his agreements contained in Section 9;

(b) Executive makes, except as required by law, any disparaging remark, orally or in writing, about the Company or the Bank or about the Bank’s operations except to those persons who have a need to know and a corresponding fiduciary or contractual obligation to keep such conversations confidential, provided that this obligation shall not prohibit Executive from enforcing or defending any legal right he may have at law or in equity in appropriate legal proceedings against any other person;

(c) Any financial statement filed is materially misleading as to the Company’s or the Bank’s results of operation for a fiscal year or the Company or the Bank’s financial condition at the end of a fiscal year during which Executive was the chief executive officer because of (i) any overstatement of the amount of one or more items of income or understatement of the amount of one or more items of expense or other charges against income for such fiscal year; or (ii) any material overstatement in value of any one or more items of assets or understatement in value of any one or more items of liabilities at the end of such fiscal year;

(d) Executive, directly or indirectly, falsified or cause to be falsified, any book, record, or account or made or caused to be made a materially false or misleading statement, or omitted to state, or caused another person to omit to state, any material fact necessary in order to make statements made.

12. REQUIRED REGULATORY PROVISIONS

(a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b) Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a “Separation from Service” within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50% of the average level of bona fide services in the thirty‑six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A‑1(h)(ii).

(c) Notwithstanding the foregoing, in the event the Executive is a “Specified Employee” (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, the Executive’s payments shall be delayed until the first day of the seventh month following the Executive’s Separation from Service.  A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank or Company is or becomes a publicly traded company.

13. NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

14. ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties under any agreement or plan entered into with or by the Bank pursuant to which Executive may receive compensation or benefits except as set forth in Section 6(d) hereof.

(b) This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.

(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

(d) The terms defined in this Agreement have the meanings assigned to them in this Agreement, and they include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.

15. SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16. HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17. GOVERNING LAW

This Agreement shall be governed by the laws of the State of New Jersey, but only to the extent not superseded by federal law.

18. ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding, confidential arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within twenty‑five (25) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

19. INDEMNIFICATION

The Company and the Bank shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under the Company’s and the Bank’s respective certificates of incorporation, bylaws and applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the costs of reasonable settlements. During the term of this Agreement, the Company will provide Executive with coverage under a directors’ and officers’ liability policy, at the Company’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Company and the Bank.  Said coverage shall, without limitation, provide-coverage for claims arising out of the fact that Executive is or was a director, officer or employee of the Company or the Bank or any subsidiary thereof and pertaining to matters existing or occurring at or prior to Executive’s termination of employment.

20. SUCCESSORS AND ASSIGNS

The Company and the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all the business or assets of the Company or the Bank, to expressly and unconditionally assume and agree to perform the Company and the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Company or the Bank would be required to perform if no such succession or assignment had taken place.

21. ATTORNEYS’ FEES AND COSTS

If any action is brought by either party against the other party to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party the reasonable attorneys’ fees and costs incurred by the prevailing party in connection with the prosecution or defense of such action.

[End of text. Signatures on next page.]

Exhibit 10.2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates set forth below.

BCB BANCORP, INC.

Date: December 18, 2023                        By:    /s/ Mark D. Hogan

Mark D. Hogan

Chairman of the Board

BCB COMMUNITY BANK

Date: December 18, 2023                       By:  /s/ Mark D. Hogan

Mark D. Hogan

Chairman of the Board

EXECUTIVE

Date: December 18, 2023                       By:  /s/ Michael Shriner _____________________

Michael Shriner